EXHIBIT 99.1

                         OXIGENE ANNOUNCES ELECTION OF
                             NEW BOARD OF DIRECTORS

New York and Lund - June 14, 1996-

OXIGENE, Inc. (Nasdaq: OXGN) today announced the election of its new Board of Directors at the Annual Meeting of Stockholders held in Stockholm, Sweden, today. The new Board of Directors consists of:

         Professor Marvin H. Caruthers - Dr. Caruthers is Professor of Chemistry and Biochemistry at the University of Colorado, Boulder, Colorado. Dr Caruthers is one of the founding scientists of Amgen, Inc. and Applied Biosystems, Inc.

         Michael Ionata - Mr. Ionata is Director of Corporate Finance of Nordberg Capital, Inc., an investment bank based in New York.

         Dr. Bjorn Nordenvall, Chief Executive Office of OXiGENE.

         Professor Ronald Pero, Chief Scientific Officer of OXiGENE.

         Dr. Claus Moller, Chief Medical Officer of OXiGENE.

OXIGENE also announced that Dr. Peter Sjostrand, former CFO of Astra and currently President of Pharma Vision AG, Zurich, Switzerland, and Professor Hans Wigzell, Dean of the Karolinska Institute, Stockholm, Sweden and member of the Nobel Prize Committee will become advisors to the Company's Board of Directors.

OXIGENE, Inc. is engaged in the development of drugs within the Company's core technology, the cellular DNA repair mechanism. Particularly, the Company's research and clinical trials focus on enhancing the clinical efficacy of radiation and chemotherapy in cancer treatment. The Company is currently conducting a clinical phase II/III with Sensamide(TM), a drug for enhancing the effect of radiation treatment in lung cancer, and is planning future trials with Neu-Sensamide(TM), its second generation drug in lung cancer and other cancer indications. OXiGENE as been traded on Nasdaq in the USA since 1993. D. Carnegie AB is conducting an unofficial trading of OXiGENE shares in Sweden.

More information:     Dr. Bjorn Nordenvall, CEO
                      OXiGENE, Inc. phone: (212) 421-0001
                      OXiGENE (Europe) AB, phone: +48-46-16 68 60



  OXIGENE Europe AB, IDEON RESEARCH PARK, Scheelev, 17, S-223 70 Lund, Sweden
                  Tel.: +46 46-16 88 60   Fax: +46 46-16 88 66